Exhibit 10.4

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into this          day of                        , 2009, by and between First Business Bank, National Association, a national banking association (“First Business Bank”) and                                 (“Affiliate”) with reference to the following facts:

RECITALS

A.                                   First Business Bank, FB Bancorp, a California corporation (“FB Bancorp”), 1st Pacific Bancorp, a California corporation (“1st Pacific Bancorp”) and 1st Pacific Bank of California, a California state-chartered commercial bank (“1st Pacific Bank”) have entered into that certain Agreement and Plan of Merger dated as of this date (the “Reorganization Agreement”), pursuant to which: (i) FB Bancorp and First Business Bank will reorganize and FB Bancorp will become the bank holding company for First Business Bank (the “Bank Holding Company Formation”); (ii) immediately thereafter, FB Bancorp will cause the merger of a wholly-owned merger subsidiary with and into 1st Pacific Bancorp (the “Merger”), with 1st Pacific Bancorp as the resultant or surviving corporation in the Merger (the “Surviving Corporation”); (iii) immediately thereafter, the Surviving Corporation will merge with FB Bancorp (the “Bank Holding Company Merger”) with the Surviving Corporation as the resultant or surviving bank holding company (the “Surviving Bank Holding Company”) for First Business Bank and 1st Pacific Bank; and (iv) immediately thereafter, the Surviving Bank Holding Company will cause the merger of First Business Bank with 1st Pacific Bank (the “Bank Merger”) with 1st Pacific Bank as the resultant or surviving bank in the Bank Merger (the “Surviving Bank”).

B.                                     As a condition to its willingness to enter into the Reorganization Agreement, and in reliance on Affiliate’s representations, warranties, covenants and agreements hereunder, First Business Bank has requested that Affiliate agree, and Affiliate has agreed, to enter into this Agreement and to perform Affiliate’s duties and obligations hereunder.

NOW, THEREFORE, in consideration of the promises and of the representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

AGREEMENT

1.                                      AGREEMENTS OF AFFILIATE

1.1.                            Agreement to Vote.  At any meeting of shareholders of 1st Pacific Bancorp to approve the Merger, the Reorganization Agreement and the transactions contemplated thereby, Affiliate shall vote or cause to be voted all shares of common stock of 1st Pacific Bancorp, no par value per share (“1st Pacific Bancorp Stock”) owned by Affiliate and any other shares of 1st Pacific Bancorp Stock hereafter acquired by Affiliate in favor of, and to approve, the principal terms of the Merger and any other matter contemplated by the Reorganization Agreement which requires the approval of the shareholders of 1st Pacific Bancorp, including but not limited to the Merger.

1.2.                            Agreement to Recommend.  Subject to Affiliate’s fiduciary obligations under applicable law and those referenced in Sections 6.10 and 8.2.1 of the Reorganization Agreement, Affiliate shall recommend to the shareholders of 1st Pacific Bancorp to vote in favor of, and to approve, the principal terms of the Merger and any other matters contemplated by the Reorganization Agreement.

1.3.                            Restrictions on Dispositions.  Affiliate agrees that, except with the prior written consent of First Business Bank, or pursuant to the Merger, Affiliate will not pledge nor otherwise encumber, sell, assign or otherwise dispose of any shares of 1st Pacific Bancorp Stock currently owned or acquired by Affiliate after the date of this Agreement.

1.4.                            Cooperation.  Subject to Affiliate’s fiduciary obligations under applicable law and those referenced in Sections 6.10 and 8.2.1 of the Reorganization Agreement, Affiliate agrees to cooperate fully with First Business Bank and FB Bancorp in connection with the Merger and the other transactions contemplated in the Reorganization Agreement.

2.                                      RESTRICTIVE COVENANTS OF AFFILIATE

2.1.                            Covenant Not to Compete.  Other than serving as a director, officer or shareholder of 1st Pacific Bancorp, 1st Pacific Bank, FB Bancorp, First Business Bank,  Surviving Corporation, Surviving Bank or Surviving Bank Holding Company (collectively, the “FBB Affiliates”), Affiliate agrees that, for a period of two (2) years from the Effective Time of the Merger (as defined in the Reorganization Agreement)(the “Noncompetition Period”), Affiliate will not, directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation own, manage, operate, control or participate in the ownership, management, operation, or control of any Competing Business in the Covered Area; provided, however, that Affiliate may continue owning, purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise if such securities are publicly traded, provided Affiliate may not participate, either directly or indirectly, in the management, operation or other activities of such enterprise, whether as a consultant, employee, officer, director, advisor, board member or otherwise.  As used herein, the term “Competing Business” means any financial institution whose deposits are insured by the federal government or which is regulated by the Federal Reserve Board or any trust company that operates within the Covered Area.  As used herein, the term “Covered Area” means San Diego County, State of California.

2.2.                            Nonsolicitation of Employees and Consultants.  During the Noncompetition Period, Affiliate agrees that Affiliate will not directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the four (4) month period prior to such time had been, an employee of or consultant to FB Bancorp, First Business Bank, 1st Pacific Bancorp or 1st Pacific Bank to cease or curtail his or her relationship therewith; provided, however, that no breach of this Section 2.2 shall be deemed to have occurred by Affiliate’s posting or publication of a general advertisement for an open position.

2.3.                            Covenant Not to Hire.  During the Noncompetition Period, Affiliate agrees that Affiliate will not directly or indirectly hire or attempt to hire, whether as an employee, consultant or otherwise, any person who at such time is, or who at any time in the two (2) month period prior to such time had been, employed by FB Bancorp, First Business Bank, 1st Pacific Bancorp or 1st Pacific Bank.

2.4.                            Trade Secrets.  For all times after the date hereof, other than for the benefit of FB Bancorp, First Business Bank, 1st Pacific Bancorp and/or 1st Pacific Bank (including the Surviving Corporation and the Surviving Bank), Affiliate agrees that Affiliate: (i) shall make no use of Trade Secrets for the benefit of any other entity or person; and (ii) shall deliver, on and after the Effective Time, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Affiliate, to the Surviving Bank.  For purposes of this Agreement, the term “Trade Secrets” shall mean:

(a)                                  All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of customers and prospective customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of FB Bancorp, First Business Bank, 1st Pacific Bancorp and/or 1st Pacific Bank (including the Surviving Corporation and the Surviving Bank) of which Affiliate has acquired, or may hereafter acquire, knowledge and possession as a director, officer or employee or as a result of the transactions contemplated by the Reorganization Agreement.

(b)                                 Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any: (i) information that is or has become available from a third party who learned the information independently and to the actual knowledge of Affiliate without investigation is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information  readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination that to the actual knowledge of Affiliate without investigation was in contravention of a confidentiality agreement).

2.5.                            Nondisruption; Other Matters.  During the Noncompetition Period, Affiliate agrees that Affiliate will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between FB Bancorp, First Business Bank, 1st Pacific Bancorp, 1st Pacific Bank, Surviving Bank Holding Company or Surviving Bank on the one hand, and any of their respective customers, suppliers or employees, on the other hand; provided, however, that the foregoing shall not be construed to prohibit Affiliate from soliciting any person regarding products and services that do not compete in any respect with the activities of the FBB Affiliates.

3.                                      REPRESENTATIONS AND WARRANTIES OF AFFILIATE

Affiliate represents and warrants to and agrees with First Business Bank as follows:

3.1.                            Capacity.  Affiliate has all the requisite capacity and authority to enter into and perform Affiliate’s obligations under this Agreement.

3.2.                            Binding Agreement. This Agreement constitutes the valid and binding obligation of Affiliate, except as the enforcement hereof may be limited by general principles of equity.

3.3.                            Non-Contravention. The execution and delivery of this Agreement by  Affiliate does not, and the performance by Affiliate of Affiliate’s obligations hereunder and the consummation by Affiliate of the transactions contemplated hereby will not, violate or conflict with or constitute a default under any agreement, instrument, contract or other obligation or any order; arbitration award, judgment or decree to which Affiliate is a party or by which Affiliate is bound, or any statute, rule or regulation to which Affiliate or any of Affiliate’s property is subject.

3.4.                            Ownership of Shares.  Schedule 1 hereto correctly sets forth the number of shares of 1st Pacific Bancorp Stock owned by Affiliate, or with respect to which Affiliate has voting power or beneficial ownership, as of the date hereof.  Affiliate has good title to all of the shares of 1st Pacific Bancorp Stock indicated as owned by Affiliate in the capacity set forth on Schedule 1 as of the date hereof and such shares of 1st Pacific Bancorp Stock are so owned free and clear of any liens, security interests, charges or other encumbrances, except as set forth in Schedule 1.

4.                                      TERMINATION

4.1.                            Termination Date.  This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the termination of the Reorganization Agreement in accordance with the terms thereof, or (ii) the day after the last day of the Noncompetition Period.  Consummation of the Merger and the other matters contemplated by the Reorganization Agreement shall not terminate this Agreement.

4.2.                            Effect of Termination.  Upon the termination of this Agreement in accordance with Section 4.1 hereof, the respective obligations of the parties hereto shall immediately become void and have no further force or effect.

5.                                      EQUITABLE RELIEF.  Affiliate acknowledges and agrees that First Business Bank’s remedies at law for breach of any of the provisions of this Agreement may be inadequate and, in recognition of this fact, Affiliate agrees that, in the event of such breach, in addition to any remedies at law it may have, First Business Bank, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Affiliate further acknowledges that should Affiliate violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to First Business Bank and that in addition to any other remedies it may have, First Business Bank shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

6.                                      ACKNOWLEDGEMENT.  Each of Affiliate and First Business Bank acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Affiliate further acknowledges that First Business Bank would not enter into the Reorganization Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of 1st Pacific Bancorp and 1st Pacific Bank to First Business Bank.

7.                                      MISCELLANEOUS

7.1.                            Expenses.  Each party hereto shall pay its own costs and expenses, including, without limitation, those of its attorneys and accountants, in connection with this Agreement and transactions covered and contemplated hereby.

7.2.                            Notices.  All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail; or first class, certified or registered, postage prepaid, and properly addressed as follows:

(a)                                  If to First Business Bank:

Nathan L. Rogge

President

First Business Bank, National Association

12265 El Camino Real, Suite #100

San Diego, California 92130

Fax  (858) 847-4781

(b)                                 If to Affiliate:

to the address noted on the final page hereof.

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 7.2.

7.3.                            Successors and Assigns.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by Affiliate without the prior written consent of First Business Bank and any purported assignment in violation of this Section 7.3 shall be null and void.

7.4.                            Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term “party” or “parties” shall refer only to First Business Bank and Affiliates.

7.5.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

7.6.                            Governing Law; Jurisdiction.  This Agreement is made and entered in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder. In an action or suit brought by Affiliate or First Business Bank to enforce any provision hereof, or for damages for the breach hereof, such action or suit shall be commenced and maintained exclusively in the state superior courts located in San Diego County, California or Federal district courts located in San Diego County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

7.7.                            Attorney’s Fees. In the event Affiliate or First Business Bank brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such action or suit, including, without limitation, legal fees and court costs (whether or not taxable as such).

7.8.                            Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

7.9.                            Waiver and Modification.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

7.10.                     Entire Agreement.  The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representation, statements, warranties or agreements other than those expressed herein. This Agreement, in addition to the applicable provisions of the Reorganization Agreement, embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

7.11.                     Severability.  Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law.  However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent.  If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the minimum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

7.12.                     Not in Director Capacity.  Affiliate, who is a director of 1st Pacific Bancorp and/or 1st Pacific Bank, makes no agreement or understanding herein in his or her capacity as such director.  Affiliate signs solely in his or her capacities as owner of or holder of the power to vote shares of 1st Pacific Bancorp Stock.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST BUSINESS BANK

By:
Nathan L. Rogge, President and
Chief Executive Officer

AFFILIATE

(Signature)

(Name)

(Street Address)

(City, State and Zip Code)

SCHEDULE 1

Number
Name	Shares	Options	Nature of Ownership